Exhibit 10.1

Annual Incentive Payment Criteria – In Respect of Fiscal Year 2021

Bonus at target (100%) level of achievement of Company Objectives and Individual Objectives is a percentage of base salary to be determined by the Compensation Committee of the Board of Directors (the “Committee”). The maximum bonus that may be earned will not exceed 1.5x target level bonus, even if actual performance exceeds the maximum level for any or all performance goals. A participant in the 2021 annual bonus program must be employed by Calyxt as of December 31, 2021 and as of the payment date in order to receive any bonus under the 2021 annual bonus program unless otherwise provided in a written agreement between Calyxt and the participant. Additionally, all bonuses are subject to “clawback” to the extent required or permitted by law.

Company Objectives – 50%

Portion of bonus attributable to Company Objectives is weighted as follows: 40% Innovation (Measure 1), 20% Cash Balance (Measure 2) and 40% Collaboration (Measure 3). Each Measure 1-3 will be determined by the Committee.  Each Measure 1-3 must achieve at least 50% level for  any bonus amount to be earned under Company Objectives.

With respect to the Company Objectives, the Compensation Committee shall have the authority to determine whether (and by what amount) the actual result used to calculate the achievement of a Measure should be adjusted to account for extraordinary events or circumstances (including, without limitation, overall financial market performance factors relative to assumptions used in establishing target Measures), or should otherwise be adjusted in order to be consistent with the purpose or intent of the 2021 annual performance bonus program.

Multiplier/ Achievement Level	Measure 1 Innovation	Measure 2 Cash Balance	Measure 3 Collaboration
50%	[R&D Measure]	[Minimum Cash Balance Measure]	[Collaboration Measure]
100%	[R&D Measure]	[Minimum Cash Balance Measure]	[Collaboration Measure]
150%	[R&D Measure]	[Minimum Cash Balance Measure]	[Collaboration Measure]
Weighting of Company Objectives	40%	20%	40%

Individual Objectives – 50%

The Compensation Committee will determine, in its discretion, the level of achievement of the goals identified below and the overall achievement of the Individual Objectives, with a multiplier of 0.7x at a minimum level of achievement, 1x at a target level of achievement and 1.5x at a maximum level of achievement.  Achievement at less than the minimum level determined by the Compensation Committee will result in no bonus being earned for that particular goal or for the Individual Objectives as determined by the Compensation Committee.

Specific individual measures will be determined by the Committee drawn from the categories identified below, together with individual weighting of such Individual Objectives.

Individual Measures

•Internal & External Communications Achievement / Advancement

•Financial Reporting Achievement / Advancement

•Information Technology Achievement / Advancement

•Research and Development Achievement / Advancement

•Safety & Compliance Achievement / Advancement

•Leadership Achievement / Advancement

•Risk Management Achievement / Advancement

•Intellectual Property Achievement / Advancement